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PNC BANK CORP. AND SUBSIDIARIES                                    EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES

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                                                                               Year ended December 31
                                      Three months ended  --------------------------------------------------------------
Dollars in thousands                    March 31, 1997       1996          1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative
   effect of changes
   in accounting principles                  $408,837   $1,527,551      $627,012   $1,209,916   $1,140,487     $787,994
Fixed charges excluding
   interest on deposits                       280,182    1,096,893     1,487,279    1,104,573      704,228      582,854
                                          ------------------------------------------------------------------------------
   Subtotal                                   689,019    2,624,444     2,114,291    2,314,489    1,844,715    1,370,848
Interest on deposits                          346,155    1,428,771     1,551,816    1,159,242    1,005,658    1,546,576
                                          ------------------------------------------------------------------------------
   Total                                   $1,035,174   $4,053,215    $3,666,107   $3,473,731   $2,850,373   $2,917,424
                                          ------------------------------------------------------------------------------

FIXED CHARGES
Interest on borrowed funds                   $265,874   $1,064,847    $1,455,069   $1,070,565     $676,319     $555,610
Interest component of rentals                   7,150       29,839        31,283       32,247       26,491       25,739
Amortization of borrowed funds                    202          816           927        1,761        1,418        1,505
Distributions on mandatorily
   redeemable capital securities of
   subsidiary trust                             6,956        1,391
                                          ------------------------------------------------------------------------------
   Subtotal                                   280,182    1,096,893     1,487,279    1,104,573      704,228      582,854
Interest on deposits                          346,155    1,428,771     1,551,816    1,159,242    1,005,658    1,546,576
                                          ------------------------------------------------------------------------------
   Total                                     $626,337   $2,525,664    $3,039,095   $2,263,815   $1,709,886   $2,129,430
                                          ------------------------------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                   2.46x        2.39x         1.42x        2.10x        2.62x        2.35x
Including interest on deposits                   1.65         1.60          1.21         1.53         1.67         1.37
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